Exhibit 11.1

Calculation of weighted average common shares outstanding for the three month period ended March 31, 2002.

Sideware Systems Inc.

Beginning Balance                    85,182,513


Period           No. of Shares     Contribution to   Ending Balance
                   Issued            Weighted Avg.

Jan. 2002            332,222           321,148          85,503,661

TOTAL                332,222           321,148



Ending balance:                              85,503,661

Comprehensive loss for the period:           $1,109,241

Net loss per share                           $     0.01